Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (No. 156554) on Form S-3 of Superior Bancorp of our report dated March 16, 2007, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Superior Bancorp for the year ended December 31, 2008.
/s/ Carr, Riggs & Ingram, LLC
Dothan, Alabama
September 4, 2009